EXHIBIT 10.2

AMENDMENT No. 2 TO THE
BROADRIDGE EXECUTIVE RETIREMENT AND SAVINGS PLAN

Pursuant to Section 12.2 of the Broadridge Executive Retirement and Savings Plan (the “Plan”), the Plan is hereby amended as follows, effective July 1, 2016 or as otherwise provided below:

1.    Section 1.18 – Effective November 18, 2016, the Plan is amended by substituting the following for Section 1.18 thereof:

“1.18    ‘Committee’ shall mean the Retirement Committee appointed by the Compensation Committee to administer the Plan in accordance with Article XIII.”

2.    Section 1.39 – Effective November 18, 2016, the Plan is amended by deleting Section 1.39 in its entirety, and all remaining Sections and internal cross-references are re-numbered accordingly.

3.    Section 1.43 – Effective November 18, 2016, the Plan is amended by substituting the following for Section 1.43 thereof:

“1.43    'Trust’ shall mean one or more trusts established by the Company, acting through the Committee, in accordance with Article XV.”

4.	Section 3.7(b) – Section 3.7(b) of the Plan is amended by striking the word “A” and inserting the words “Except as otherwise provided in Supplement A of the Plan, a” in its place.

5.	Section 3.7(c) – Section 3.7(c) of the Plan is amended by striking the word “A” and inserting the words “Except as otherwise provided in Supplement A of the Plan, a” in its place.
6.    Section 12.2 – Effective November 18, 2016, the Plan is amended by substituting the following for Section 12.2 thereof:

“12.2    Amendment.
(a)    The Company, acting through the Compensation Committee, may, at any time, amend or modify the Plan in whole or in part. In addition, the Plan may be amended by the Committee at any time provided that any such amendment is necessary (A) to bring the Plan into compliance with the Code or other applicable law, or (B) to make any other desired changes which do not result, when aggregated with any other

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amendments to the Plan made by the Committee during the immediately preceding fiscal year (ignoring inflation trends), in a more than ten percent (10%) increase (when compared to such immediately preceding fiscal year) in the cost of maintaining the Plan to the Company and all other Employers. Notwithstanding the foregoing, (i) no amendment or modification shall be effective to decrease the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, and (ii) no amendment or modification of this Section 12.2 shall be effective.
(b)    Notwithstanding Section 12.2(a) above, in the event that the Company, acting through the Committee, determines that any provision of the Plan may cause amounts deferred under the Plan to become immediately taxable to any Participant under Section 409A of the Code, the Company, acting through the Committee, may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that it determines necessary or appropriate to preserve the intended tax treatment of the Plan benefits provided by the Plan and/or (ii) take such other actions as the Company, acting through the Committee, determines necessary or appropriate to comply with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder.”
7.    Section 13.1 – Effective November 18, 2016, the Plan is amended by substituting the following for Section 13.1 thereof:

“13.1    'Committee' The Plan shall be administered by a Retirement Committee (“Committee”), which shall be appointed by the Compensation Committee. Members of the Committee may be Participants under the Plan. The Committee shall have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan, (b) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan, including determinations regarding eligibility for benefits payable under the Plan, and (c) take any other actions necessary or appropriate to administer the Plan, including selecting and establishing Measurement Funds. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company. The Committee may, in its sole discretion and from time to time, delegate any administrative or ministerial duties related to the Plan to any officers or staff of the Company.”

8.	Section 15.1 – Effective November 18, 2016, the Plan is amended by substituting the following for Section 15.1 thereof:

“15.1    'Establishment of the Trust.' In order to provide assets from which to fulfill the obligations of the Participants and their Beneficiaries under the Plan, the Company, acting through the Committee, shall establish a trust by a trust agreement with

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a third party, the Trustee (the “Trust”), and each Employer shall at least annually transfer over to the Trust such assets as the Employer determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Accounts for such Employer’s Participants (or such Participants’ Beneficiaries) for all periods prior to the transfer, as well as any debits and credits to such Participants’ Annual Accounts for all periods prior to the transfer, taking into consideration the value of the assets in the Trust at the time of the transfer.”

9.    Supplement A of the Plan – A new Supplement A is added to the Plan after Article XVI of the Plan to read as follows:

"Supplement A"

1.    Notwithstanding Section 3.7(b) and Section 3.7(c), any employer matches or contributions credited to the Participant with associate identification number 316591 shall vest only after this Participant completes two full years of service with the Company. If such Participant was an active employee of another company (“predecessor”) immediately prior to the date that the predecessor was acquired by the Company, he or she shall not receive vesting service credit for the period of employment with the predecessor prior to the date of such acquisition unless he or she is employed by the Company on or after July 1, 2018.”

This amendment is hereby adopted by the Retirement Committee this 8th day of December, 2016.

/s/Adam Glazner
Adam Glazner
Sr. Director Benefits

/s/Michael Liberatore
Michael Liberatore
President of ICS-Mutual Fund and Retirement Solutions

/s/Steve Rosenthal
Steve Rosenthal
Treasurer

/s/Julie Taylor
Julie Taylor
Chief Human Resources Officer

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